Exhibit 99.1

Systemax Announces Management Change at
North American Technology Products Group

PORT WASHINGTON, NY, February 12, 2013 – Systemax Inc. (NYSE:SYX) announced today that David Sprosty will step down as the Chief Executive of the Company’s North American Technology Products Group, effective March 1, 2013.  Mr. Sprosty intends to return to his consulting career and in addition, will work with the Company on special projects and assisting in the transition of his responsibilities.

Mr. Sprosty's role will be assumed by Robert Leeds, the founding Chief Executive Officer of Systemax's Technology Products business and the current Vice Chairman of the Board of Directors.  He will work closely with Systemax Chairman and Chief Executive Officer Richard Leeds and Vice Chairman Bruce Leeds in driving the growth strategy and operational initiatives of this business.

Richard Leeds, Chairman and Chief Executive Officer, said, “We thank David for his contributions and wish him well in his future endeavors.  Together with my brothers Robert and Bruce and our entire management team, we are moving forward focused on addressing our challenges in this business and strengthening our competitive position.”

About Systemax Inc.
Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce websites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, Global Industrial, MISCO and inmac wstore.

Forward-Looking Statements
This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

Investor/Media Contacts:
Mike Smargiassi / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
smarg@braincomm.com / nancy@braincomm.com

- ### -